EXHIBIT 10.1
LEASE AGREEMENT
     THIS LEASE AGREEMENT (the “Lease”) dated as of the 17th day of August, 2007, to be effective on the date last executed below, under the terms and conditions hereinafter set forth, is made and entered into by and between NOBLEGENE DEVELOPMENT, LLC, a Tennessee limited liability company (the “Landlord”) and BIOMIMETIC THERAPEUTICS, INC., a Delaware corporation (the “Tenant”).
NOW THEREFOR; IT IS AGREED BY AND AMONG THE
PARTIES AS FOLLOWS:
ARTICLE 1.
LEASED PREMISES; TERM; COMMENCEMENT DATE
     1.1 Leased Premises and Common Areas. Upon and subject to the terms and conditions hereinafter set forth, Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases, rents and hires from Landlord, the following described property:
          (a) Thirty-Thousand (30,000) square feet of rentable space (as determined under applicable BOMA standards) in the area designated on Exhibit A hereto (herein the “Leased Premises”) in the office building being constructed or to be constructed by Landlord and known as “Building C” of the Cool Springs Life Sciences Center (herein “CSLSC”) located at 389-C Nichol Mill Lane (the “Building”); and
          (b) a non-exclusive right in common with all other tenants and occupants of CSLSC, if any, to use the Common Areas (as hereinafter defined) subject to the terms and conditions hereinafter set forth. The Leased Premises and the Common Areas are sometimes hereinafter referred to collectively as the “Facility.”
     1.2 Term; Commencement Date; Certain Conditions.
     (a) The initial term of the Lease (the “Initial Term”) shall be for a period commencing at 12:01 a.m. on the earlier of (a) the date in which the Tenant Improvement Work (hereinafter defined) commences; or (b) the date in which the Building Shell has reached Substantial Completion (the “Commencement Date”). Anticipated start date for the Tenant Improvement Work is on or about March 1, 2008, but the actual start date for the Tenant Improvement Work shall be mutually agreed upon by the parties, in writing. This Lease shall remain in effect for a period of Ten (10) calendar years, expiring at midnight on the date that is Ten (10) calendar years from the Commencement Date. The “Substantial Completion” of the Building shall mean that either (1) the Landlord’s architect shall have delivered its Certificate of Substantial Completion for the Building Shell in which the Leased Premises are located (herein the “Building Shell”), or (ii) the Landlord shall have obtained a Certificate of Occupancy or the local equivalent for the Building Shell from the appropriate City and/or County authorities. Substantial Completion of the Building shall occur no more than six (6) months after the construction of Tenant Improvement Work within the Building has begun or Tenant will be

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entitled to a fifty percent (50%) reduction in the Base Rent for each month or portion thereof beyond such six (6) months until the Substantial Completion of the Building Shell. Tenant shall have the right to extend the term of this Lease for a period of five (5) years (“First Extension Term”) upon written notice to Landlord, no later than 12 months prior to the Term Expiration Date of the Initial Term. The Base Rent for the first year of the First Extension Term shall be the amount of the non-discounted, annual base rent paid by Tenant in the year prior to the First Extension Term, plus any increase as provided for in Section 3.3 of the Lease and escalating each year thereafter as provided for in Article 3. Additional Rent shall be paid as provided for in Article 4. Thereafter, Tenant shall have the right to extend the term for an additional five (5) years (“Second Extension Term”), upon written notice to Landlord, no later than 12 months prior to the Term Expiration Date of the First Extension Term. The Base Rent for the first year of the Second Extension Term shall be the amount of the non-discounted annual base rent paid by Tenant in the fifth year of the First Extension Term plus any increase as provided for in Section 3.3 and escalating each year thereafter as provided for in Article 3. Additional Rent shall be paid as provided for in Article 4. Upon the expiration of the Initial Term and all Extension Terms, including any and all extensions of any kind, whatsoever, allowed for by this Lease, this Lease shall terminate as to the Facility (the “Term Expiration Date”).
     (b) In accordance with the provisions of Section 1.2 (a) of this Lease, Landlord shall notify Tenant in writing of the exact date of the Commencement Date once the Commencement Date has been determined.
     (c) If condemnation, in whole or in part, or any threat of condemnation or similar taking occurs or if a casualty of any type occurs respecting the Facilities or any part thereof prior to the Commencement Date, Landlord may, either (a) cancel this Lease, in which event this Lease shall become null and void, and the parties hereto shall be released of all obligations to each other, except for any obligations which, by their terms, expressly survive, or (b) rebuild the Leased Premises, or any portion thereof, in which event this Lease shall remain in full force and effect. Under no circumstances prior to the Commencement Date shall Tenant have any interest in insurance or condemnation proceeds payable as a result of either a condemnation or other taking or as a result of casualty.
     (d) The parties hereto hereby acknowledge and agree that the Landlord’s obligations and those of its successors and assigns under this Lease, where applicable, are conditioned on and subject to (a) Landlord’s securing all necessary or desirable regulatory, subdivision, zoning or other permits or approvals for the construction, operation and use of the Building for the purposes to which Landlord desires, all as Landlord may determine in its discretion; (b) the Landlord’s obtaining of financing for construction and/or permanent ownership of the Building; and (c) the construction of the Building and the Common Areas, all as Landlord may determine in its discretion. In the event that the foregoing conditions are not satisfied or the Landlord determines that it is or will be unable to fulfill any of the foregoing conditions, then Landlord may terminate this Lease immediately by delivering in writing notice thereof to the Tenant.
     (e) Tenant understands Landlord cannot guarantee completion of the Building by any certain date. Tenant acknowledges and agrees that (a) Landlord will not be liable for any delays in completion of the Tenant Improvements; (b) Landlord will not have to make for or provide

Tenant with any alternative accommodations or compensate for Tenant’s costs as a result of any delays; and (c) any delays will not permit Tenant to cancel or amend this Lease or otherwise diminish any of Tenant’s obligations under this Lease. Tenant acknowledges and agrees that the granting of any limited right of possession or access by Landlord to Tenant prior to the Commencement Date shall not constitute a waiver by Landlord of any of Landlord’s rights or Tenant’s obligations under this Lease.
     For purposes of this Lease, “Lease Year” shall mean a period of twelve (12) successive calendar months commencing on the Commencement Date and on the same date in each successive year during the term of this Lease. The terms “Term of this Lease,” “Lease Term,” or “Term,” when hereinafter used in this Lease, shall mean and include the Initial Term of this Lease, and, to the extent this Lease may be extended or renewed, any Renewal Term or Extension Term of this Lease. Nothing in this Lease shall be interpreted or construed to permit Tenant to shorten the Term of this Lease, other than as specifically provided for in Section 13 and Section 14.
ARTICLE 2
GLOSSARY OF TERMS
     2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable, consistently applied, (iii) all references in this Lease to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (iv) the words “herein”, “hereof”, “hereinafter” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:
“Additional Rent” has the meaning set forth in Section 4.1.
“Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.
“BOMA” means the Building Owners’ and Managers’ Association. References to area measurements which refer to BOMA shall mean and refer to the BOMA publication “Standard Method for Measuring Floor Area in Office Buildings,” ANSL’BOMA Z65.1.
“Building” means the entire building known as Building C of the CSLSC located at 389-C Nichol Mill Lane, Franklin Tennessee.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Nashville, Tennessee, are closed.
“Charge” has the meaning set forth in Article 11.

“CSLSC” shall mean the Cool Springs Life Sciences Center which consists of the Land, the Leased Premises which are located on the Land, and all other buildings and other improvements now existing or which shall exist at any time in the future upon such Land.
“CSLSC Total Square Footage” shall mean the total rentable square footage of all buildings, including the Building now existing or which shall exist at any time in the future upon the Land, for which Landlord is receiving rent.
“Commencement Date” has the meaning set forth in Section 1.2.
“Common Areas” shall mean the areas of the CSLSC that are designed for use in common by all tenants of the CSLSC and their respective employees, agents, customers, invitees and others, and includes, by way of illustration and not limitation, (i) entrances and exits, hallways and stairwells, elevators, and restrooms for any improvement on the Land (unless such improvement is leased and/or occupied in its entirety by a single tenant and/or occupant, in which case such areas shall not be considered part of the Common Areas), (ii) sidewalks, driveways, parking areas, and landscaped areas, and (iii) other areas as may be designated by Landlord as part of the Common Areas of the CSLSC, all of which shall be subject to such nondiscriminatory rules and regulations as may be adopted from time to time by Landlord. Common Areas shall not include any area or rentable space that cannot be leased or accessed by other tenants of the Facility due to the layout, design or use of Leased Premises by Tenant.
“Condemnation” means the exercise of any governmental power of condemnation or eminent domain, whether by legal proceedings or otherwise, by a Condemnor or the transfer of all or any part of the Facility as a result thereof.
“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation or on whose behalf the power of Condemnation is exercised.
“Security Deposit” has the meaning given it in Section 4.6.
“Event of Default” has the meaning set forth in Section 15.1.
“Facility” has the meaning set forth in Section 1.1(b).
“Fast-Track Grant” shall mean the Fast-Track Grant received from the State of Tennessee related to Building C.
“GAAP” means generally accepted accounting principles consistently applied.
“Hazardous Substance” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Tennessee or the United States Government, including, without limitation, (i) any substance, chemical or waste that is or shall be listed or defined as hazardous, toxic or dangerous under Hazardous Materials Law, (ii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state or local governmental authority pursuant to any environmental, health and safety or similar law code, ordinance, rule, regulation, order or decree and which may or could pose a hazard to the health and safety of occupants or users of the Facility or any part thereof, any adjoining property or cause damage to the environment, (iii) any petroleum products, (iv) PCBs, (v) leaded paint, and (vi) asbestos.
“Hazardous Materials Law” shall include the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f through 300j26, as such Acts have been or are hereafter amended from time to time; any so called superfund or super lien law; and any other federal, state and local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now or any time hereafter in effect.
“Impositions” means, collectively, all taxes, payments in lieu of taxes, assessments and governmental charges relating to the Leased Premises and/or the Common Areas as applicable, including all ad valorem, real or personality, sales and use, gross receipts, privilege, rent or similar taxes, assessments (including all assessments for public improvements or benefits), water, sewer or other rents and charges, excises, tax levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Premises and/or the Common Areas as applicable (including all interest and penalties thereon due to any failure in payment by Tenant), applicable to periods of time within the Term of this Lease which at any time during or in respect of the Term hereof may be lawfully assessed or imposed on or in respect of, or be a lien upon, (a) the Facility or any part thereof or any estate, right, title or interest therein, or (b) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Facility or use of the Facility or any part thereof, provided that nothing contained in this Lease shall be construed to require Tenant to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any transfer or net revenue tax of Landlord, and (3) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any portion of the Leased Premises or the proceeds thereof.
“Initial Term” has the meaning set forth in Section 1.2.
“Insurance Requirements” means all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.
“Land” means the approximate 9.81 acres upon which the CSLSC is located.
“Landlord” means Noblegene Development, LLC, a Tennessee limited liability company, its successors and permitted assigns.

“Large Tenant” shall have the meaning set forth in Article 25.
“Lease” means this Lease Agreement.
“Lease Year” has the meaning set forth in Section 1.2.
“Leased Premises” has the meaning set forth in Section 1.1(a).
“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Facility.
“Officer’s Certificate” means a certificate of Tenant signed by the Chief Executive Officer or another officer authorized to so sign by the Board of Directors, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.
“Operating Costs” has the meaning set forth in Article 4.
“Overdue Rate” means, as of any date, a rate per annum equal to the Prime Rate as of such date, plus three (3) percent, but in no event greater than the maximum interest rate then permitted under applicable law.
“Payment Date” means any due date for the payment of the installments of Rent under this Lease.
“Percentage of Leased Space” shall have the meaning set forth in Section 3.2.
“Primary Intended Use” has the meaning set forth in Section 6.1.
“Rent” has the cumulative meaning as set forth in Sections 3.1 and 3.3 and also includes Additional Rent as defined in Section 4.1.
“Replacement Property” has the meaning set forth in Section 8.1(e).
“Rentable Square Footage” shall mean the 30,000 square feet of space rentable within the Building C and rented by Tenant herein.
“Security Deposit” has the meaning given it in Section 4.6.
“Substantial Completion” has the meaning given it in Section 1.2(a).
“Taking” means a taking during the Term hereof of all or part of the Leased Premises, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Premises, whether or not the same shall actually have commenced.

“Tenant” means BioMimetic Therapeutics, Inc., a Delaware corporation, its successors and permitted assigns.
“Tenant Improvement Allowance” has the meaning set forth in Section 9.3.
“Tenant Improvement Work” has the meaning set forth in Section 9.4.
“Tenant’s Personal Property” means all machinery, equipment, furniture, furnishings, computers, signage, trade fixtures or other personal property and consumable inventory and supplies of Tenant used or useful in the operation of the Leased Premises for its Primary Intended Use, together with all replacements and substitutions therefor.
“Unavoidable Delay” means delays due to strikes, picket lines, boycotts, lockouts, power failure, acts of God, governmental acts or restrictions, war (whether or not declared), enemy action, revolution, terrorism, riots, insurrections, civil commotion, fires, floods, freezes, accidents, unavoidable casualty, inability to obtain materials or labor, scarcity or rationing of gasoline or other fuel or vital products or personnel, or other causes reasonably beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.
“Unsuitable for Its Primary Intended Use” or “Unsuitable for Its Primary Intended Uses,” as used anywhere in this Lease, shall mean that, by reason of damage or destruction, prohibition of use by any governmental entity, or a partial Taking, in the good faith judgment of Landlord, reasonably exercised, the Leased Premises cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, such as available parking, the amount of square footage and the estimated revenue affected by such damage, destruction, prohibition, or partial Taking.
ARTICLE 3
RENT
     3.1 Base Rent. Tenant shall pay to Landlord, without notice or demand, in lawful money of the United States of America, at Landlord’s address set forth herein or at such other place or to such other person, firm or corporation as Landlord, from time to time, may designate in writing, Base Rent for each Lease Year during the Term of this Lease in an annual amount equal to $25.00 multiplied by the Thirty-Thousand (30,000) rentable square feet within the Leased Premises, and such amount shall be adjusted from time to time under the terms of this Lease. The annual Base Rent, which for the first Lease Year shall be Seven-Hundred and Fifty Thousand and 00/100 Dollars ($750,000.00), shall be due and payable in twelve (12) equal monthly installments in the amount of Sixty-Two Thousand, Five-Hundred and 00/100 Dollars ($62,500.00) each, payable in advance, beginning on the Commencement Date and continuing on the first day of each successive calendar month thereafter during the Term of this Lease. If any payment of Rent owing by Tenant to Landlord after the Commencement Date shall not be paid within five (5) days of the date when due, such unpaid amount shall be considered delinquent, and shall (i) be assessed a late fee in the amount of five percent (5%) of the unpaid amount, and (ii) bear interest at the Overdue Rate from the date such Rent payment was due to the date of actual payment.
     3.2 Rent Reduction. The Base Rent set forth in Section 3.1 shall be reduced on a monthly basis as the occupancy of the Building increases as defined in this Section 3.2 below. The occupancy of the Building shall be calculated by taking the number of square feet in the Building upon which rent is being received each month by Landlord, divided by the total number of rentable square feet in the Building (x 100), which shall yield the “Percentage of Leased Space.” This rent reduction shall be calculated on a monthly basis, and adjusted quarterly. The rent reduction under this Section 3.2 shall be as follows:
          (a) When the Percentage of Leased Space of the Building is sixty-seven percent (67%) or more, the Base Rent shall be reduced by a total of Two Dollars and 00/100 ($2.00) per square foot;
          (b) When the Percentage of Leased Space of the Building is eighty-three percent (83%) or more, the Base Rent shall be reduced by a total of Three dollars and 00/100 ($3.00) per square foot; and
          (c) When the Percentage of Leased Space of the Building is ninety-five percent (95%) or greater, the Base Rent shall be reduced by a total of Four Dollars ($4.00) per square foot.
     3.3 Adjustments to Base Rent. Landlord and Tenant agree that Base Rent payable under this Lease in accordance with Section 3.1 shall be subject to adjustments as set forth in this Section 3.3. Beginning with the second Lease Year, Base Rent shall be adjusted to reflect changes year to year in the Consumer Price Index (“CPI”) as set forth below. The basis for computing the CPI adjustment shall be the unadjusted Consumer Price Index for all Urban Consumers - all Items (1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”). The Index for the third calendar month preceding the beginning of the second Lease Year shall be the “Base Index Number.” The Index for the same month in the year of the applicable Adjustment Date shall be the “Current Index Number.” On each anniversary of the Commencement Date during the Term of this Lease (each such date an “Adjustment Date”), Base Rent shall be adjusted as follows (a) by an increase of three percent (3%) of the then current Base Rent or (b) if larger, by adjustment to reflect the increase in the CPI over the preceding Lease Year, not to exceed five percent (5%). If Base Rent is to be increased pursuant to clause (b), the new Base Rent shall be the product obtained by multiplying the Base Rent then in effect (the “Initial Base Rent”) by a fraction the numerator of which is equal to the Current Index Number and the denominator of which is equal to the Base Index Number. If the Index is not in existence at the time of such determination, the parties shall use an equivalent price index as is published by a comparable governmental agency in lieu of the Index or a mutually acceptable similar price index as published by a non-governmental agency.
     3.4 Triple Net Lease. This is a triple net lease, except as expressly modified by the terms and conditions of this Lease. With the exception of those items in Section 4.5 of this Lease, the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to

Landlord the full amount of the installments of Base Rent and the payments of Additional Rent, as hereinafter defined, throughout the entire Term. The covenant to pay Rent as set forth in this Lease is independent of the covenants of Landlord hereunder. Tenant shall have no right of offset, deduction, abatement, recoupment or charge under this Lease and shall pay all Rent as and when due without any deduction whatsoever.
ARTICLE 4.
COSTS PAID BY TENANT
     4.1 Additional Rent; In addition to the Base Rent as set forth in Article 3 herein, Tenant shall pay Landlord “Additional Rent,” which term shall be defined to include, but not be limited to, the following:
          (a) All Operating Costs (as defined in Section 4.4) associated exclusively with Leased Premises;
          (b) Tenant’s Proportionate Share (as defined in Section 4.2) of Operating Costs for the CSLSC, the Land and the Common Areas, and which are not exclusively associated with a specific building within the CSLSC;
          (c) any sum owed for separately metered utilities, if any, including, without limitation, electricity, gas and telephone and data services;
          (d) to the extent paid by Landlord, all charges for insurance coverage required to be maintained pursuant to Article 12 hereof during the Term of this Lease; and
          (e) any other sums owed by Tenant pursuant to the terms of this Lease or otherwise arising in connection with Tenant’s occupancy of the Leased Premises.
     Any other operating costs or expenses related to Tenant’s use and occupancy of the Leased Premises that are paid directly by Tenant shall not be included in Additional Rent and Landlord/Building Management shall not be responsible for any such services or other obligations, of any kind whatsoever, related to these items.
     If Landlord subdivides and legally partitions the parcel of Land associated with planned building B of the CSLSC, Tenant’s Proportionate Share of Operating Costs shall not include any taxes or site maintenance for that subdivided and legally partitioned unimproved parcel of the Land until such time improvements commence for the development and construction of building B.
     For purposes of this Lease, Base Rent and Additional Rent shall hereinafter be collectively referred to as “Rent.”
     4.2 Proportionate Share. “Tenant’s Proportionate Share” shall mean the Rentable Square Footage divided by the CSLSC Total Square Footage.

     As and when the Building shall become part of or shall include a complex or group of buildings or structures collectively owned, leased or managed by or on behalf of Landlord or any of its affiliates, Landlord may allocate among the buildings within the complex or group of buildings those categories of Operating Costs which relate to any facilities which are for the common use or benefit of the complex or group of buildings, among such buildings in accordance with sound accounting and management principles and Section 4.1(b). Such common use or benefit facilities shall include, but shall not necessarily be limited to, parking facilities and driveways, sidewalks, connecting bridges and corridors, and other public areas that are not part of a particular building within the complex or group, all of which are maintained for the common benefit and use of buildings within the complex or group.
     4.3 Payment of Additional Rent. Tenant shall be responsible for and shall pay the Additional Rent for all calendar years during the Term of this Lease.
          (a) Prior to the beginning of each calendar year during the Term, Landlord shall furnish Tenant with a statement of Landlord’s good-faith estimate of the Additional Rent for such calendar year. By the first day of each month thereafter during such calendar year, in addition to Base Rent due hereunder at such time, Tenant shall pay a monthly installment equal to 1/12th of the Additional Rent as estimated and set forth in such statement, if any, for such calendar year. If Landlord fails to deliver such statement prior to January 1 of the applicable year, Tenant shall pay 1/12th of the Additional Rent for the prior year, if any, until such statement is received. If Landlord furnishes Tenant such a statement, to the extent the new estimate is greater to or less than the estimates paid to date for such calendar year, a lump sum payment or credit shall be made in the next monthly payment to adjust for such differential and, thereafter, Tenant shall pay 1/12th of the Additional Rent as set forth in the new estimate.
          (b) Within thirty (30) days after the end of each calendar year during the Term, Landlord shall furnish to Tenant a statement of actual Additional Rent for the previous calendar year (provided Landlord’s right to collect the Additional Rent shall not be affected if Landlord fails to deliver such statement within such thirty (30) day period). Such statement of actual Additional Rent shall include a detailed itemized monthly summary of Additional Rent charges incurred during each month in sufficient detail to enable Tenant to understand to what each charge relates. A lump sum payment (which payment shall be considered a payment of rent for all purposes) will be made by Tenant, within thirty (30) days of the delivery of that statement, equal to the excess, if any, of the actual amount of the Additional Rent over all amounts paid by Tenant hereunder with respect to the Additional Rent for the preceding calendar year. If the amount of the Additional Rent is less than the estimated amounts paid by Tenant hereunder with respect to the Additional Rent for such calendar year, Landlord shall apply the difference (the “Overage”) to the next accruing installment of Rent due hereunder or, if necessary, subsequently accruing installments of Rent until the entire Overage amount is credited; provided that if the term of this Lease has expired at the time Landlord’s Statement is delivered, Landlord shall refund the amount of any Overage within 30 days of the issuance of Landlord’s Statement.
     (c) In the event the amount of Additional Rent for the final calendar year of the Term is not calculated and submitted until after the expiration of the Term, then Tenant’s obligation to pay the same and Landlord’s obligation to refund any Overage shall survive the expiration or termination of this Lease. Accordingly, in addition to other remedies available to Landlord hereunder and provided that Landlord provides Tenant with the statement of actual Additional Rent within sixty (60) days of the expiration of the Term, Landlord shall have the right to continue to hold without interest Tenant’s Security Deposit, if any, following expiration of the Term until the Additional Rent has been paid in full, unless an alternative security (letter of credit or otherwise) is furnished to the satisfaction of Landlord. The Additional Rent for the calendar years in which the Term commences and ends, if any, shall be prorated on the basis of the number of days of the Term within each such calendar year.
          (d) Notwithstanding Sections 4.3(a) – (c), Landlord may alternatively elect to invoice Tenant on a monthly basis for all actual Additional Rent as the expenses are incurred. Tenant shall pay such invoices within thirty (30) days of receipt thereof.
          (e) Landlord shall maintain, and shall ensure that any Management Company maintains, complete and accurate records sufficient to enable accurate calculation of Additional Rent due under this Lease. Once a calendar year, Tenant shall have the right to select a certified public accountant reasonably acceptable to Landlord to inspect, on not less than fifteen (15) business days prior written notice and during regular business hours, the records of Landlord and/or any Management Company necessary to verify the Additional Rent payments due pursuant to this Lease. Such accountant must execute a nondisclosure agreement reasonably satisfactory to Landlord prior to any access to records. The entire cost for such inspection shall be borne by Tenant unless there is a discrepancy of greater than, or equal to, ten percent (10%) in Landlord’s favor, in which case Landlord shall bear Tenant’s external auditors costs for the inspection. Records shall be preserved by Landlord and any Management Company for seven (7) years for inspection by Tenant.
     4.4 Operating Costs Defined. “Operating Costs” shall mean all amounts paid or payable, whether by Landlord or by others on behalf of Landlord, arising out of the ownership, management, maintenance, operation, repair, replacement and administration of the CSLSC, including, without limitation:
          (a) the cost of all real estate, personal property and other ad valorem taxes, payments in lieu of taxes and any other levies, charges, impact fees and local improvement rates and assessments whatsoever assessed or charged against the CSLSC and the land upon which the Building is located, the equipment and improvements contained therein or thereon, or on or in any part thereof, by any lawful taxing authority (collectively, “Taxes”), including all costs associated with the appeal of any assessment of Taxes;
          (b) the cost of insurance obtained by Landlord, including, but not limited to, casualty insurance, liability insurance, rent interruption insurance, and any deductible amount applicable to any claim made by Landlord under any such insurance;
          (c) the cost of security, landscaping, window cleaning, garbage removal, trash removal and all of the services provided to Tenant and other tenants of the Building by Landlord (other than any services which are separately billed to Tenant or any other tenants);

          (d) the cost of heating, ventilating and air conditioning, all gas, water, sewer, electricity and any other utilities used in the maintenance, operation, use and occupancy and administration of the CSLSC;
          (e) salaries, wages and other amounts paid or payable for all personnel involved in the management, repair, maintenance, operation, leasing, security, supervision or cleaning of the CSLSC including fringe benefits, unemployment and workmen’s compensation insurance premiums, pension plan contributions and other employment costs, as well as the cost of engaging independent contractors to perform any of the foregoing services;
          (f) auditing, accounting, legal fees and costs associated with the CSLSC;
          (g) the cost of repairing, replacing, operating and maintaining the CSLSC;
          (h) the cost of the rental of any equipment and signs (not including Tenant’s signage);
          (i) all management and administrative costs and fees;
          (j) capital expenditures for improvements and/or equipment which are required by law and/or which are designed to result in a labor or cost savings, in which case the capital expenditures shall be amortized over the useful life of the improvements or equipment as determined by Landlord, not exceeding ten (10) years and shall be included on an annual basis in Operating Costs; provided, however, the amount of such amortization included in Operating Costs during any lease year shall not exceed the amount by which Operating Costs were reduced during such lease year as a result of the installation of such capital investment items;
          (k) costs incurred by Landlord to conduct any environmental tests required by municipal, county, state or federal law, including administrative agencies, or by Landlord;
          (l) without duplication of any of the foregoing, if the Building is subject to the condominium form of ownership, all condominium assessments, fees and charges levied against or attributable to the condominium units in the Building; and
          (m) all other expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in respect to or in connection with the CSLSC.
     4.5 Notwithstanding any provision contained herein, in no event shall the following be included in the definition of “Operating Costs:”
          (a) Initial costs of the Building and capital repairs, except as otherwise listed in subparagraph 4.4(j) above;
          (b) Debt service;
          (c) Ground lease rental;

     (d) Costs reimbursed by insurance proceeds, condemnation awards, warranties and services contracts or Tenant;
     (e) Salaries of officers, executives or partners of Landlord above the level of Building Manager;
     (f) Non-cash items (depreciation), except as otherwise listed in subparagraph 4.4(j) above;
     (g) Capital items of any kind or nature, except as otherwise listed in subparagraph 4.4(j) above;
     (h) Landlord’s late payment fees and tax penalties;
     (i) Landlord’s bad debt or rent loss;
     (j) In-house legal or accounting fees; (excludes all third party entities)
     (k) Landlord’s general corporate overhead; (excludes all third party entities)
     (l) Voluntary contributions; or (unless otherwise approved by tenant)
     (m) Any costs associated with hazardous or toxic substances on the Building or Land for which Landlord is responsible for under Article 6.
     Operating Costs shall not include the cost of any work or service provided to any tenant of the CSLSC that is in addition to that which Landlord is obligated or permitted to provide to Tenant under the provisions of this Lease or the comparable provisions of the other tenant leases of the CSLSC.
     4.6 Security Deposit. Simultaneously with Tenant’s execution of this Lease, Tenant shall deliver the Security Deposit of Three-Hundred and Seventy-Five Thousand and No/100 Dollars ($375,000.00) to Landlord. The Security Deposit shall secure the performance of all of Tenant’s obligations and liabilities under this Lease, and shall be in addition to any and all remedies which may be permitted by law or by other provisions of this Lease. To the maximum extent permitted under applicable laws, Landlord may commingle the Security Deposit with its other funds. No interest shall be earned, paid, payable or owing to Tenant with respect to the Security Deposit, and Landlord may retain all interest and other amounts generated thereby. Landlord may, from time to time and without prejudicing any other remedy available under this Lease, at law or in equity, apply the Security Deposit to: (i) pay any past due Rent; (ii) reimburse Landlord for any damages, injuries, expenses or liabilities that it suffers or incurs as a result of Tenant’s default under this Lease; or (iii) cover the cost of curing any Event of Default. Following any application of the Security Deposit by Landlord, Tenant shall pay to Landlord, upon demand, the amount of the Security Deposit so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, if Tenant fully and faithfully complies with all of the terms hereof, any remaining balance of the same shall be reduced by One-Hundred and Eighty-Seven Thousand, Five-Hundred and No/100 dollars ($187,500.00) upon the earlier of either (a) Landlord obtaining permanent financing for the Building, or (b) at the end of the 2nd Lease Year, payable to Tenant within thirty (30) days of Tenant’s written request to Landlord following the expiration of the 2nd Lease Year or the Landlord obtaining permanent financing on the Building. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of the same shall be returned to Tenant within sixty (60) days after the later of the termination of this Lease, or the date all of Tenant’s obligations and liabilities under this Lease are satisfied. Landlord shall assign the Security Deposit to any person or entity that acquires Landlord’s interest in the Leased Premises, whereupon Landlord shall have no further liability or responsibility for its return to Tenant.
     4.7 Performance Guarantee. BMTI shall guarantee satisfying its obligations under the “Fast-Track Grant” and this Lease.
ARTICLE 5.
OWNERSHIP OF FACILITY AND TENANT’S
PERSONAL PROPERTY
     5.1 Ownership of the Facility. Tenant acknowledges that the Facility is the property of Landlord, and that Tenant has only the right to the possession and use of the Facility upon and subject to the terms and conditions of this Lease.
     5.2 Tenant’s Personal Property. Tenant may, at its expense, install, affix or assemble or place in the Leased Premises any items of the Tenant’s Personal Property, and may remove, replace or substitute for the same, from time to time, in the ordinary course of Tenant’s business. Tenant shall provide and maintain, during the entire Term, all such Tenant’s Personal Property as shall be necessary in order to operate its business or the business of its subtenants in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.
ARTICLE 6.
USE OF LEASED PREMISES
     6.1 Use of the Leased Premises.
          (a) After the Commencement Date and during the entire Term, Tenant shall use the Leased Premises or cause the Leased Premises to be used as offices, light manufacturing and laboratory space for its own use and for such other uses as may be reasonably necessary in connection with or incidental to such purposes and uses (together, the “Primary Intended Use”). Tenant shall not use the Leased Premises or any portion thereof for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
          (b) Tenant covenants and agrees that during the Term of this Lease it will continuously use and operate the Leased Premises in accordance with its Primary Intended Use.
          (c) Tenant shall not commit or suffer to be committed any waste on the Leased Premises, nor shall Tenant cause or permit any nuisance thereon.
          (d) Tenant shall neither suffer nor permit the Leased Premises or any portion thereof, to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof, or (ii) may reasonably result in a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Premises or any portion thereof.
     6.2 Environmental Matters – Tenant Responsibilities. Except in compliance with all Hazardous Materials Laws, Tenant will not store or dispose of nor permit any subtenant, licensee, occupant or operator to store or dispose of any Hazardous Substances, the removal of which is required or the maintenance of which is prohibited or penalized by any Hazardous Substances Law, on the Facility. Tenant will not cause, allow or permit the release or discharge of any Hazardous Substances from the Facility, and will not directly or indirectly transport or arrange for the transportation of any Hazardous Substances from the Facility, or permit or suffer any subtenant, licensee, occupant or operator of the Facility to do so, except in strict compliance with applicable Hazardous Materials Laws. Tenant covenants and agrees to maintain the Leased Premises at all times free of any Hazardous Substances, except in compliance with all Hazardous Materials Laws, and to handle and dispose of all “red bag” or other bio-hazardous wastes in accordance with applicable Hazardous Materials Laws.
     Tenant hereby agrees: (i) to promptly transmit and to cause any of its subtenants, licensees, occupants or operators, if any, to transmit to Landlord copies of any citations, orders, notices or other material governmental communications received by Tenant or any such subtenant, licensee, occupant or operator, if any, with respect thereto, (ii) to observe and comply and to cause any of its subtenants, occupants or operators to comply with any and all Hazardous Materials Laws or any other statutes, laws, ordinances, rules and regulations, licensing requirements or conditions relating to the use, maintenance, storage, release, discharge and disposal of any Hazardous Substances used, maintained, kept or stored on the Leased Premises by Tenant or such subtenant, licensee occupant or operator, if any, and to observe and comply with all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition of any such, Hazardous Substances, and (iii) to pay or otherwise dispose (or cause any of its subtenants, licensees, occupants or operators) of any fine, charge or Imposition related thereto which, if unpaid, would constitute a lien on the Facility. Any cost, expense, loss or damage incurred or suffered by Landlord and directly attributable to the failure of Tenant strictly to observe and perform the foregoing requirements (including, without limitation, reasonable attorneys’ fees and expenses), shall be reimbursed to Landlord promptly upon demand and, until paid, shall bear interest at the Overdue Rate.
     In addition to the foregoing covenants, Tenant further covenants and agrees that it shall perform all necessary work or cause any of its subtenants, licensees, occupants or operators, if any, of the Leased Premises to perform all necessary work to clean up and properly remediate any and all Hazardous Substances which then may be present in, on or about the Leased Premises and/or Common Areas (if caused by Tenant) upon vacating the Leased Premises. All such clean up and remediation shall be done in strict compliance with Hazardous Material Laws and Tenant shall vacate the Leased Premises leaving it in such condition as to be in compliance with all Legal Requirements and applicable Hazardous Material Laws in all respects.

     Tenant will protect, indemnify and save harmless Landlord, its principals, officers, directors, agents and employees from and against all liabilities, obligations, claims, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) which may be imposed upon or incurred by or asserted against any of them by reason of any failure on the part of Tenant to perform or comply with any of the terms of this Section 6.
     6.3 Environmental Matters – Landlord Responsibilities. Landlord shall require all contractors, subcontractors, laborers, materialmen or vendors which Landlord retains to provide services within the CSLSC to comply with all Hazardous Materials Laws. Landlord shall also include provisions substantially similar to Section 6.2 in all CSLSC leases to other tenants.
     Except in compliance with all Hazardous Materials Laws, Landlord will not store or dispose of nor permit any tenant, licensee, occupant or operator to store or dispose of any Hazardous Substances, the removal of which is required or the maintenance of which is prohibited or penalized by any Hazardous Substances Law, on the CSLSC. Landlord will not cause, allow or permit the release or discharge of any Hazardous Substances from the CSLSC, except in strict compliance with applicable Hazardous Materials Laws. Landlord will protect, indemnify and save harmless Tenant, its principals, officers, directors, agents and employees from and against all liabilities, obligations, claims, damages, penalties, costs and expenses arising from any gross negligence on the part of the Landlord to perform or comply with any of the terms of this Section 6.3.
ARTICLE 7.
LEGAL AND INSURANCE REQUIREMENTS
     7.1 Compliance with Legal and Insurance Requirements. Tenant, at its expense, will and will cause subtenants, licensees, occupants and operators, if any, promptly (a) to comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Premises, whether or not compliance therewith shall require structural change in any of the Leased Premises or interfere with the use and enjoyment of the Leased Premises, and (b) to procure, maintain and comply with all licenses, permits and other authorizations required for (i) any use of the Leased Premises then being made, including but not limited to the Primary Intended Use and for (ii) the proper erection, installation, operation and maintenance of the Leased Premises or any part thereof, and any improvements, additions or alterations thereto.
     7.2 Legal Requirement Covenants. Tenant covenants and agrees that the Leased Premises shall not be used for any unlawful business, use or purpose or for any business, use or purpose that is in violation of any laws, ordinances, orders, regulations, codes or zoning classifications of any governmental authority having jurisdiction over the Leased Premises. Tenant shall, directly or indirectly with the cooperation of Landlord, but at Tenant’s sole cost and expense, acquire and maintain all licenses, certificates, permits and other authorizations and approvals needed to operate the Leased Premises in its customary manner for the Primary Intended Use and any other use conducted on the Leased Premises as may be permitted from time to time hereunder. Tenant further covenants and agrees that Tenant’s use of the Leased Premises and Tenant’s maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable Legal Requirements in all respects. Tenant will protect, indemnify and save harmless Landlord, its principals, officers, directors, agents and employees from and against all liabilities, obligations, claims, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) which may be imposed upon or incurred by or asserted against any of them by reason of any failure on the part of Tenant to perform or comply with any of the terms of this Article 7.
ARTICLE 8.
MAINTENANCE AND REPAIR
     8.1 Maintenance and Repair.
          (a) At all times during the Term of this Lease, Tenant, at its expense, will keep the Leased Premises and fixtures therein in good working order and repair, normal wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, the elements, or normal wear and tear or age) and, except as otherwise provided in Articles 8 and 14 hereof, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature, ordinary or extraordinary, foreseen or unforeseen. Landlord shall be responsible for repairs related to the structural integrity of the shell, foundation and/or roof of the Building.
          (b) Except for those items which arise as a result of or are caused by the negligent acts or omissions or willful misconduct of Landlord, its agents, contractors or employees, whether prior to or during the Term of this Lease, Landlord shall not be required to build or rebuild any improvements on the Leased Premises or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Premises during the Term of this Lease, unless expressly required herein.
          (c) Nothing contained in this Lease and no action or inaction by Landlord shall be construed as constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any particular labor or services or the furnishing of any particular materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Premises or any part thereof, or giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the finishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Premises, Common Areas or any portion thereof.
          (d) Tenant will, upon the expiration or prior termination of this Lease, vacate and surrender the Leased Premises to Landlord, and solely at Landlord’s discretion: (i) in the same physical condition in which the Leased Premises was originally received from Landlord on the Commencement Date, except for ordinary wear and tear; or (ii) in good condition suitable for the commercial use which is the same as or similar to the Tenant’s Primary Intended Use as defined herein; unless otherwise agreed upon in writing by and between the parties. Tenant will additionally, upon the expiration or prior termination of this Lease, provide Landlord with a written certification that: (1) the Leased Premises are free of any Hazardous Materials (including any radio active or biohazardous materials) that Tenant causes to be present, (2) Tenant has removed any containers or equipment specifically used for storage or handling of Hazardous Materials, and (3) the Leased Premises are environmentally suitable for commercial use as a rental property for general commercial, office or business use. Tenant shall not be responsible for any (i) damage caused by the negligence or willful acts of Landlord, or (ii) damage or destruction described in Article 13 or resulting from a Taking described in Article 14 which Tenant is not required by the terms of Article 13 or 14 of this Lease to repair or restore.
          (e) Tenant may, with Landlord’s prior written consent, from time to time during the Term of this Lease, replace with other operational equipment or parts or property (the “Replacement Property”) any of the equipment or other personal property of Landlord, if any, that is a part of the Leased Premises. The Replacement Property shall (1) be in good operating condition, (2) have a then value and useful life at least equal to the value and estimated useful life of property so replaced, and (3) be suitable for a use which is the same or similar to that of the Replaced Property. All Replacement Property will be the property of Landlord.
ARTICLE 9
ALTERATIONS AND ADDITIONS
     9.1 Construction of Capital Additions to the Leased Premises. Schedule 9.1 [intentionally blank] sets forth the capital additions to the Building heretofore made by Tenant, the date such capital additions were completed and the amount expended by Tenant in making such capital additions. Tenant shall supplement Schedule 9.1 from time to time as additional capital additions to the Building are made pursuant to this Article 9, and any such supplement shall be incorporated herein by reference and shall be deemed to be a part of this Lease as if fully set forth herein. Tenant shall not make or permit to be made any additional capital additions to the Leased Premises, unless and until Tenant shall have caused plans and specifications therefore to have been prepared, at Tenant’s expense, by a licensed architect and shall have obtained Landlord’s written approval both prior to commencement of construction and upon completion thereof, which approvals shall not be unreasonably withheld, conditioned or delayed. Landlord shall, with reasonable promptness, advise Tenant of its approval or disapproval of the proposed capital addition. If Tenant’s proposed capital addition is not approved, then Landlord shall specify such alternative conditions, if any, upon which Landlord might approve such capital addition. Tenant shall cause the work on any capital additions permitted to be made hereunder to be performed, at its expense, promptly and in a workmanlike manner by a licensed general contractor and in compliance with all applicable Legal Requirements and Insurance Requirements and the standards set forth in this Lease. Unless otherwise specifically agreed in writing by Landlord, any capital additions permitted to be made to the Leased Premises hereunder shall be at the sole cost and expense of Tenant. Each and every such capital addition shall become a part of the Leased Premises subject to the terms, conditions, covenants and agreements of this Lease. All materials which are scrapped or removed in connection with the making of every such capital addition shall be removed from the Leased Premises at Tenant’s expense and shall be disposed of by Tenant in accordance with all applicable laws, including all Hazardous Materials Laws.

     9.2 Remodeling and Non-Capital Additions. Subject to the limitations regarding capital additions set forth in Section 9.1 above, Tenant shall have the right to make any and all nonstructural, cosmetic additions, modifications or improvements to the Leased Premises which do not modify the Building or require approval from any governmental agency, from time to time, as may reasonably be necessary for its uses and purposes and to permit the Tenant to comply fully with its obligations set forth in this Lease; provided that such action will be undertaken expeditiously, in a workmanlike manner and will not significantly alter the character or purpose or detract from the value or operating efficiency of the Leased Premises or adversely affect the ability of the Tenant to comply with the provisions of this Lease. All such additions, modifications and improvements shall be included as part of the Leased Premises subject to the terms, conditions, covenants and agreements of this Lease.
     9.3 Tenant Improvement Allowance. Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount of Two-Million, Five-Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Tenant Improvement Allowance”) to reimburse Tenant for construction costs associated with Tenant Improvement Work (hereinafter defined) in preparing the Leased Premises for Tenant’s use. Landlord shall pay the full amount of the Tenant Improvement Allowance to Tenant within thirty (30) days of the earlier of: (a) two years after the date the Tenant obtains a Certificate of Occupancy for the Leased Premises; or (b) upon the Landlord obtaining a permanent mortgage on the Building. In order to ensure a consistent and attractive appearance of the Building, Landlord may provide window treatments that Tenant shall use in the Leased Premises, but the costs for said window treatments shall be paid from the Tenant Improvement Allowance.
     9.4 Tenant Improvement Work; Excess Costs.
     Tenant and Landlord shall cooperate in developing plans for Tenant Improvement Work. All Tenant Improvement Work shall be designed, performed and/or constructed by architects, engineers, contractors, tradesmen and/or other appropriate persons or entities, who are mutually selected and approved in writing by Tenant and Landlord. Any and all Tenant Improvement Work must be approved, in writing, by Landlord prior to construction and upon completion of the Tenant Improvement Work. Such approval shall not be unreasonably withheld, conditioned, or delayed. Any dispute with respect to Tenant Improvement Work shall be conclusively resolved by an architect/engineer mutually agreed upon between the parties.
     Tenant shall pay the cost of any and all improvements to the Leased Premises related to Tenant’s use thereof (the “Tenant Improvement Work”). Throughout the process of preparing the plans for the Tenant Improvement Work and obtaining any necessary governmental permits and approvals, each party shall act diligently and in good faith and shall cooperate with the other and with governmental agencies in whatever manner may be reasonably required. The date which Tenant shall be permitted to begin its Tenant Improvement Work shall be mutually agreed upon between the parties in writing.
     All costs and expenses of the Tenant Improvement Work, including without limitation any costs and expenses of the Tenant Improvement Work that exceed or are not covered by the

Tenant Improvement Allowance (“Excess Costs”) shall be the responsibility of and shall be paid by Tenant.
     9.5 Change Orders and Extras. Any change orders or extras desired by Tenant and not included or shown in the original Building plans approved by Landlord must be further agreed to by Landlord in writing.
     9.6 Tenant Capital Additions. Upon the consent of Tenant, other tenants of the CSLSC may utilize any capital addition listed in Schedule 9.1 [intentionally blank]. Landlord shall provide Tenant written notice thereof setting forth which capital addition would be utilized and the anticipated extent of such usage. Tenant’s consent thereof shall not be unreasonably withheld provided there is adequate capacity to accommodate such other tenant. During the Initial Term of this Lease, Tenant shall be compensated for such use in the form of payment by Landlord directly or the tenant(s) utilizing the capital addition. The payment shall be based upon the extent of said use and upon the then remaining unamortized portion of the improvement, and shall be agreed upon prior to Tenant providing its consent to allowing the access to the capital addition.
     9.7 Interference with Construction. Prior to the Commencement Date, Tenant shall not place any personal property in the Leased Premises or enter into or upon the Leased Premises (except to inspect the same where accompanied by a representative of Landlord) or interfere with the progress of construction or with workmen, and Tenant shall not permit such entry or interference by others. Landlord will not be liable for any injury resulting from Tenant’s breach of this paragraph.
ARTICLE 10
NO LIENS
     Subject to the provisions of Article 11 relating to permitted contests, Tenant will not directly or indirectly create or suffer to exist and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Premises or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, set forth in Schedule 10 attached hereto [intentionally blank], (c) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (d) leases to other tenants in the Building and subleases permitted by Article 20, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 11, and (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action (including any appeal from any judgment rendered therein) giving rise to such lien and suitable reserves or bonds or other appropriate protections as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article 11.

ARTICLE 11.
PERMITTED CONTESTS
     Tenant, after ten (10) days’ prior written notice to Landlord, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s expense, may contest, protest or appeal by appropriate legal or administrative proceedings conducted in good faith and with due diligence, the amount, determination, validity, assessment, imposition or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively “Charge”) which is required to be paid, discharged, observed or complied with by Tenant under this Lease; provided that (a) in the case of an unpaid Charge, the commencement and continuation of such proceedings or the posting of a bond as may be permitted by applicable law shall suspend the collection thereof from Landlord and from the Leased Premises; (b) neither the Leased Premises nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; (c) Landlord would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the case of an Insurance Requirement, the coverage required by Article 12 shall be maintained; and (e) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay any amount required to be paid, including without limitation interest and penalties accrued thereon, or otherwise comply with the applicable Charge. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such action and, if reasonably requested by Tenant or if Landlord so desires and then at its own expense, Landlord shall join as a party therein. Landlord will cooperate fully and in good faith with Tenant in such contest and shall do all things reasonably requested by Tenant in connection with any such action. Tenant shall indemnify and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such action and any damages resulting therefrom.
ARTICLE 12.
INSURANCE
     12.1 Tenant’s Insurance. Tenant shall keep in full force and effect throughout the Lease Term a policy or policies of commercial property insurance, issued on an “all risks” basis insuring the full replacement cost of its furniture, equipment, supplies and all other personal property owned, leased, held or possessed by it and located upon the Building, and the capital additions and tenant improvements made to the Leased Premises by Tenant (with a replacement cost endorsement sufficient to prevent Tenant from becoming a co-insurer). Tenant shall also procure at its expense and maintain throughout the Lease Term a policy or policies of commercial general liability insurance, and workers’ compensation insurance as required by applicable law, including but not limited to, insurance for assumed or contractual liability under this Lease, all written on an occurrence basis and insuring Tenant, Landlord, any mortgagee, and any other person with an insurable interest designated by Landlord, against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any occurrence on the Building, or arising out of the condition, use or occupancy of the Building, or in any way occasioned by or arising out of the activities of Tenant, its agents, contractors, employees, guests or licensees in the Building, or other portions of the Building or the CSLSC. The limits of such liability policies shall be in combined single limits for both damage to property and personal injury and in amounts not less than Three Million Dollars ($3,000,000.00) for each occurrence. Such liability insurance shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in this Lease. Tenant shall also require any contractor performing work on the Building for Tenant to carry and maintain, at no expense to Landlord, non-deductible commercial general liability insurance, including but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protection liability coverage in such amounts and with such companies as Landlord shall approve. All insurance policies procured and maintained by Tenant pursuant to this Section 12.1 shall name Landlord and any additional parties designated by Landlord as additional insured, shall be carried with companies licensed to do business in the State of Tennessee reasonably satisfactory to Landlord, and shall be non-cancelable and not subject to material change except after thirty (30) days’ written notice to Landlord. Such policies or duly executed certificates of insurance with respect thereto, accompanied by proof of payment of the premium therefor, shall be delivered to Landlord prior to the Commencement Date, and renewals of such policies shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.
     12.2 Landlord’s Insurance. During the Term, Landlord agrees to maintain (a) “all risk” full replacement cost property insurance on the Building, exclusive of improvements made by Tenant in excess of the initial Tenant Improvements, in an amount sufficient to prevent Landlord from being deemed a co-insurer of the risks insured under the policy, which shall include customary rent loss insurance covering loss of rents for a period of at least one year, and which shall include, as and to the extent customarily included by prudent owners of comparable first class office buildings in Brentwood, Tennessee, boiler and machinery and electrical apparatus coverage; and (b) commercial general liability insurance, including but not limited to, insurance assumed or contractual liability under this Lease, in an amount not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit per occurrence (which may be a combination of primary and umbrella coverage’s). Landlord shall furnish to Tenant certificates or other evidence of insurance from the insurer, or, if not available from the insurer, then from the insurance agent, evidencing such coverage at the time this Lease is executed and, at Tenant’s request, within thirty (30) days after any policy is renewed, replaced or changed.
     12.3 Waiver of Subrogation. Landlord and Tenant shall each have included in all policies of commercial property insurance, business interruption, rent loss and other insurance respectively obtained by them covering the Building, the Building and any contents therein, a waiver by the insurer of all right of subrogation against the other party hereto in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is actually covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery.
     12.4 Form of Insurance. All of the policies of insurance referred to in this Lease shall be written by companies reasonably acceptable to Landlord, which acceptance shall not be unreasonably withheld, conditioned or delayed, and authorized to do insurance business in the State of Tennessee and shall name the Landlord as loss payee or an additional insured, as the case may be. Tenant will, upon request by Landlord; provide Landlord with certificates of insurance evidencing the policies required hereby. Each insurer mentioned in this Article 12 shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies, in question shall be allowed to expire or canceled.
     12.5 Changes in Limits. In the event that Landlord shall, at anytime, reasonably and in good faith believe the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried within the new limits until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance shall be determined by an impartial third party selected by the parties, who is experienced in the commercial insurance industry. Such re-determination, whether made by the parties or arbitration, shall be made no more frequently than every two (2) years.
     12.6 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 12 Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under separate policies or policies issued by insurance companies meeting all other requirements of this Lease.
ARTICLE 13.
CASUALTY LOSS
     13.1 Disposition of Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Premises, or any portion thereof, and insured under any policy of insurance required by Article 12 of this Lease (exclusive, however, of any proceeds of insurance covering Tenant’s equipment used in its business or other business related personal property and exclusive of proceeds from business interruption insurance), shall be paid to Landlord, free from any claim or right of Tenant, and shall be used solely and made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Premises, or any portion thereof, and shall be paid out from time to time for the reasonable cost of such reconstruction or repair in accordance with this Article 13. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Premises shall be the property of Landlord free and clear, with Tenant being entitled to its pro-rata share of such excess, upon completion of any such repair and restoration, except as otherwise specifically provided below in this Article 13. In the event Landlord is not required to repair and restore the Leased Premises as a result of the termination of this Lease, then all such insurance proceeds shall be retained by and shall belong to Landlord, free from any claim or right of Tenant, except however, Tenant shall be entitled to receive a portion of such proceeds equal to the unamortized costs of the capital additions which were paid directly by Tenant, based upon the Term of the Lease as stated herein, and the remaining portion of the Lease, had the Lease not been terminated. All salvage resulting from any risk covered by insurance shall belong to Tenant.
     13.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance.
          (a) If during the Lease Term, the Leased Premises are totally or partially damaged or destroyed from a risk covered by the types of insurance described in Article 12 and the Leased Premises is thereby rendered Unsuitable for its Primary Intended Use, Landlord shall, to the extent that insurance proceeds have been made available therefor, within ninety (90) days of the occurrence (but only if the necessary insurance proceeds have been received by Landlord), commence the restoration process for the Leased Premises so damaged or destroyed to substantially the same (or better) condition as their condition immediately prior to such damage or destruction, and diligently prosecute the same to completion; provided, however, nothing in this Lease shall be construed to require Landlord to expend in connection with the repair or reconstruction of the Leased Premises an amount greater than the actual insurance proceeds made available to Landlord. Such damage or destruction shall not terminate this Lease. Only an agreement in writing between Tenant and Landlord to terminate this Lease and/or Landlord’s inability to obtain all necessary government approvals, within a reasonable time, including building permits, licenses, and/or conditional use permits after diligent efforts to do so, shall terminate this Lease. Landlord shall give Tenant written notice thereof, and this Lease shall terminate as of the later of (a) the first day of the calendar month following the date of delivery of the notice to Tenant or (b) fifteen (15) Business Days after the date of delivery of the notice to Tenant. Tenant may elect, at any time subsequent to such damage or destruction, upon Landlord’s prior written consent which shall not be unreasonably withheld, to commence such restoration at Tenant’s own expense, and shall diligently prosecute the same to completion. If Tenant elects to undertake the restoration of the Leased Premises so damaged or destroyed it shall restore the Leased Premises to substantially the same (or better) condition as the condition immediately prior to such damage or destruction. Tenant shall have the right to be reimbursed from the insurance proceeds, for its external expenses (i.e., exclusive of general overhead such as salaries for its employees) related to such restoration.
          (b) If during the Lease Term, the Leased Premises is totally or partially destroyed from a risk covered by the types of insurance described in Article 12, but the Leased Premises is not thereby rendered Unsuitable for its Primary Intended Use, within ninety (90) days of the occurrence (if the necessary funds have been received by Landlord), Landlord shall commence the restoration process to restore the Leased Premises so damaged or destroyed to substantially the same condition as existed immediately before the damage or destruction and diligently prosecute the same to completion. Such damage or destruction shall not terminate this Lease. Tenant may elect, at any time subsequent to such damage or destruction, upon Landlord’s prior written consent which shall not be unreasonably withheld, to commence such restoration at Tenant’s own expense, and shall diligently prosecute the same to completion. If Tenant elects to undertake the restoration of the Leased Premises so damaged or destroyed it shall restore the Leased Premises to substantially the same (or better) condition as the condition immediately prior to such damage or destruction. Tenant shall have the right to be reimbursed from the insurance proceeds, for its external expenses related to such restoration.

     13.3 Tenant’s Personal Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid and belong to Tenant. Landlord shall have no obligation to replace any of Tenant’s Personal Property.
     13.4 Restoration of Improvements and Additions. If Landlord is required to restore the Leased Premises as provided in Section 13.2 above, Landlord shall also restore all capital additions made by Tenant, but only to the extent that insurance proceeds are made available to Landlord therefor.
     13.5 Option for Abatement of Rent. In the event that this Lease is not terminated pursuant to this Article 13, then this Lease shall remain in full force and effect during the period of restoration and construction and Tenant’s obligation to make payments of Rent and to pay all other charges required by this Lease shall remain unabated, unless the Tenant has in force on the date of such damage or destruction rent or rental value insurance in which event the Rent payable hereunder shall be abated to the extent, and for such period, which Rent is being paid to Landlord on behalf of Tenant by the insurer. If this Lease shall terminate pursuant to this Article 13, then Rent and all other charges required by this Lease shall be abated and apportioned as of the date of such damage or destruction.
     13.6 Standard of Work. All work commenced by Landlord under this Article 13 to repair or restore the Leased Premises shall be diligently prosecuted to completion in a good and workmanlike manner, using as near as practical the same materials as in the original construction of the Leased Premises requiring repair or restoration.
ARTICLE 14.
CONDEMNATION
     14.1 Parties’ Rights and Obligations. If during the Term there is any Taking of all or any part of the Leased Premises or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article 14.
     14.2 Total Taking. If there is a Taking of all of the Leased Premises by Condemnation, this Lease shall terminate on the date of Taking, and the Rent and all additional charges paid or payable hereunder shall be apportioned and paid to the date of Taking.
     14.3 Partial Taking. If title to the fee of less than the whole of the Leased Premises shall be so taken or condemned, which nevertheless renders the Leased Premises Unsuitable for Its Primary Intended Use, Tenant and Landlord shall each have the option, exercisable by written notice to the other, at any time within thirty (30) days after the taking of possession by, or the date of vesting of title in, such Condemnor, whichever first occurs, to terminate this Lease as of the Taking. Upon such date so determined, if such notice has been given, this Lease shall thereupon cease and terminate as to such Leased Premises. All Rent and other charges paid or payable by Tenant hereunder shall be apportioned as of the date the Lease shall have been so terminated. If there is a Taking of a portion of the Leased Premises by Condemnation such that the Leased Premises is not thereby rendered Unsuitable for Its Primary Intended Use, the Landlord at its sole discretion may (a) terminate this Lease, or (b) have this Lease remain in effect and Landlord shall restore the untaken portion of the Building Shell in which the Leased Premises are located so that such Leased Premises shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Premises existing immediately prior to such Condemnation or Taking. Landlord shall commence the restoration process for the Leased Premises within ninety (90) days of the partial Taking, if the necessary funds have been received by the Landlord, and shall diligently prosecute the restoration to completion. Tenant may elect, at any time subsequent to such Condemnation or Taking, upon Landlord’s prior written consent which shall not be unreasonably withheld, to commence such restoration at Tenant’s own expense, and shall diligently prosecute the same to completion. If Tenant elects to undertake the restoration of the Leased Premises so Condemned or Taken, it shall restore the untaken portion of the Building Shell in which the Leased Premises are located so that such Leased Premises shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Premises existing immediately prior to such Condemnation or Taking. Tenant shall have the right to be reimbursed from the proceeds for such Condemnation or Taking, for its external expenses related to such restoration.
     14.4 Award Distribution. The entire Award for any Taking, whether total or partial, shall belong to and be paid to Landlord, except that, if this Lease is terminated hereinunder, Tenant shall be entitled to receive a portion of such proceeds equal to the unamortized costs of the capital additions which were paid directly by Tenant, based upon the Term of the Lease as stated herein, and the remaining portion of the Lease, had the Lease not been terminated, and Tenant shall be entitled to any portion of the Awards as provided in Section 14.3.
     If the Leased Premises are restored, Landlord agrees that the necessary portion of the Award shall be used for such restoration. In any proceeding for any Taking for all or any part of the Leased Premises, Tenant shall have the right at Tenant’s cost and expense, to prove damages and receive an Award for damages to or Condemnation of its movable trade fixtures and personal property and for any moving and relocation expenses, or make a separate claim with the Condemnor for the same. Landlord and Tenant agree to cooperate with the other in the event of any Taking of all or any portion of the Leased Premises, so that each may receive the maximum Award, if any, to which they are respectively entitled under applicable law.
ARTICLE 15.
DEFAULT
     15.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, “Events of Default”) hereunder:
          (a) if Tenant shall fail to make a payment of the Rent payable by Tenant under this Lease when the same becomes due and payable and each such failure continues for a period of five (5) Business Days after written notice from Landlord to Tenant, or
          (b) if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease on its part to be performed, and such failure is not cured by Tenant within a period of thirty (30) days after written notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof (as soon as reasonably possible), or
          (c) if Tenant shall:
               (i) admit in writing its or inability to pay debts generally as they become due,
               (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency law,
               (iii) make an assignment for the benefit of its creditors,
               (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or
               (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or
          (d) If Tenant shall be finally liquidated or dissolved, or shall begin proceedings towards such liquidation or dissolution, or shall have filed against it a petition or other proceeding to cause it to be liquidated or dissolved and such proceeding is not dismissed within thirty (30) days thereafter.
     15.2 Remedies. If an Event of Default shall have occurred and be continuing past any applicable grace period, Landlord shall have the right, at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any and all remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand, except as hereinafter provided:
          (a) Without any notice or demand whatsoever, Landlord may take any one or more actions permissible at law to ensure performance by Tenant of Tenant’s covenants and obligations under this Lease. In this regard, it is agreed that if Tenant abandons or vacates the Leased Premises, Landlord may enter upon and take possession of such Leased Premises in order to protect it from deterioration and continue to demand from Tenant the monthly rentals and other charges provided in this Lease. Landlord shall use reasonable efforts to relet but shall have no absolute obligation to relet. If Landlord does, at its sole discretion, elect to relet the Leased Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Leased Premises unless Landlord expressly notifies Tenant of such acceptance in writing pursuant to subsection (b) of this Section 15.2, Tenant hereby acknowledging that Landlord shall otherwise be reletting as Tenant’s agent. It is further agreed in this regard that in the event of any Event of Default described in Section 15.1, Landlord shall have the right to enter upon the Leased Premises and do whatever Tenant is obligated to do under the terms of this Lease; and

Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action provided that Landlord is not negligent.
          (b) Landlord may terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearage in Rent (including any interest at the Overdue Rate which may have accrued thereon), enter upon and take possession of the Leased Premises, expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, and, at Landlord’s option, relet or operate the Leased Premises. In addition, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of any termination effected pursuant to this subsection (b).
          (c) The rights and remedies of Landlord hereunder are cumulative, and pursuit of any of the above remedies shall not preclude pursuit of any other of the above remedies, any other remedies prescribed in other sections of this Lease, or any other remedies provided by law or equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.
     15.3 Additional Expenses. In addition to all payments required under this Lease, Tenant shall compensate Landlord for all reasonable expenses incurred by Landlord in repossessing the Leased Premises and all reasonable expenses incurred by Landlord in reletting (including without limitation attorney fees, repairs, remodeling, replacements, advertisements and brokerage fees).
     15.4 Application of Funds. All payments otherwise payable to Tenant, if any, which are received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State of Tennessee.
     15.5 Attorneys’ Fees and Expenses. In the event it becomes necessary for Landlord to employ an attorney to collect the Rent or any other sums due or payable to Landlord hereunder, Tenant shall pay and reimburse Landlord for the reasonable attorney’s fees, costs and expenses, including court costs, incurred by Landlord in connection therewith. With regard to any other disputes hereunder or efforts to otherwise enforce the terms and provisions of this Lease or preserve, protect or defend the a party’s rights, interests or remedies hereunder, Landlord and Tenant agree that the prevailing party will pay and reimburse the other party, on demand therefor, the reasonable attorneys fees, costs and expenses, including court costs, incurred by the prevailing party in connection therewith.

ARTICLE 16.
LANDLORD’S RIGHT TO CURE
     If Tenant shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 15.1, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Premises for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, and all costs and expenses (including reasonable attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.
ARTICLE 17.
HOLDING OVER
     If Tenant shall for any reason remain in possession of the Leased Premises after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be as a tenancy at will, during which time Base Rent shall be increased to two (2) times the Base Rent in effect at the time of the holdover and Tenant shall be obligated to continue to perform and observe all of the terms, covenants and conditions of this Lease and to continue its occupancy and use of the Leased Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease or a waiver of Landlord’s right of re-entry or any other right or remedy hereunder.
ARTICLE 18.
UNAVOIDABLE DELAY
     In the event that either Landlord or Tenant shall be delayed, hindered in, or prevented from the performance of any act required hereunder by reason of Unavoidable Delay, then the performance of such act shall be excused for the period of the delay; provided however, that the party so delayed, hindered or prevented shall use its reasonable best efforts to remedy with all reasonable dispatch the Unavoidable Delay so delaying, hindering or preventing the party from performance to the extent such party is reasonably or practically able to do so, except that such party shall in no event be required to settle strikes, lock-outs or other disputes or disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of such party, unfavorable to such party.

ARTICLE 19.
INDEMNIFICATION
     Notwithstanding the existence of any insurance provided for in Article 12, and without regard to the policy limits of any such insurance, Tenant will, except for the negligence or willful misconduct of Landlord or its agents or employees, protect, indemnify, save harmless and defend Landlord, its agents and employees, from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees and expenses) imposed upon, suffered or incurred by, or asserted against Landlord by reason of, or arising out of or related to: (a) any accident, injury to or death of persons or loss to property occurring on or about the Leased Premises during the Lease Term or arising out of or related to the use and operation of the Leased Premises by Tenant or any business conducted thereon or therefrom by Tenant during the Lease Term, (b) any use, operation, permitted sublease or assignment, misuse, non-use, condition, maintenance or repair of the Leased Premises by Tenant during the Lease Term, (c) any Impositions (which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease, (e) the non-performance by Tenant during the Lease Term of any of the terms and provisions of any and all existing and future subleases of the Leased Premises to be performed by Tenant as landlord thereunder, and (f) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Tenant or any party in privity with Tenant with respect to the Leased Premises or any business or other activity carried on by Tenant with respect to the Leased Premises during the Term hereof.
     Notwithstanding the existence of any insurance provided for in Article 12, and without regard to the policy limits of any such insurance, Landlord will, except for the negligence or willful misconduct of Tenant or its agents or employees, protect, indemnify, save harmless and defend Tenant, its agents and employees, from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees, and expenses) imposed upon, suffered or incurred by, or asserted against Tenant by reason of, or arising out of or related to: (a) any accident, injury to or death of persons or loss to property occurring on or about the Facility, exclusive of the Leased Premises, during the Lease Term or arising out of or related to the use and operation of the Facility by Landlord, exclusive of the Leased Premises during the Lease Term, (b) any use, operation, condition, maintenance or repair of the Facility exclusive of the Leased Premises by Tenant during the Lease Term, (c) any Impositions (which are the obligations of Landlord to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Landlord to perform or comply with any of the terms of this Lease, and (e) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Landlord or any party in privity with Landlord with respect to the Facility exclusive of the Leased Premises.

ARTICLE 20.
ASSIGNMENT AND SUBLETTING
     20.1 Assignment and Subletting.
          (a) Landlord may sell, transfer, convey, assign or otherwise dispose of the Leased Premises or any part thereof, or all or any part of its right, title or interest as Landlord under this Lease, without the prior written consent of Tenant, provided that no such sale, transfer, conveyance, assignment or disposition shall be deemed to release or discharge the Leased Premises or any part thereof from the terms and conditions of this Lease, all of which shall continue in full force and effect with respect thereto, and further provided that such transferee or assignee agrees in writing to perform and be bound by all of the terms, covenants and conditions of this Lease with respect to the Leased Premises or part thereof, or right, title or interest as Landlord hereunder, so transferred or assigned by Landlord, and such transferee or assignee agrees in writing to release and hold harmless the then current Landlord, which is currently Noblegene Development, LLC from any liability or obligation hereunder. Without limiting the forgoing, the transferee or assignee shall expressly agree in writing that it will honor and be bound by the obligations set forth in the last sentence of Section 4.6 to return to the Tenant after expiration of this Lease the Security Deposit or any remaining balance thereof which it shall have received from the prior owner of the Leased Premises if the Tenant has fully and faithfully complied with all the terms of this Lease. Any assignee or transferee of the Landlord, upon written request, will provide Tenant with a subordination nondisturbance agreement or letter providing commercially subordination and nondisturbance provisions as may be reasonably acceptable to Landlord and Tenant.
          (b) Tenant may not assign all or any part of its rights, title or interest under this Lease, nor sublet all or any part of the Leased Premises, without the prior written consent of Landlord. If, after a proposed sublease, Tenant still maintains a significant presence within the CSLSC (at least 20,000 square feet), and provided that Tenant remains liable to Landlord for all terms and conditions of this Lease including without limitation the payment of Rent to Landlord for the space covered by the proposed sublease, Landlord’s consent thereto shall not be unreasonably withheld. Otherwise Landlord’s consent may be granted or denied solely at Landlord’s discretion.
          (c) Any attempted transfer, conveyance, assignment or subletting, whether by Landlord or by Tenant, which is not specifically permitted by this Lease or otherwise approved in accordance with this Section 20.1 shall be null and void and of no force and effect whatsoever; provided, however, that Landlord may collect Rent and other charges from the assignee, subtenant or other occupant and apply the amounts collected to the Rent and other charges herein reserved, but no such collection shall be deemed to be a waiver of Landlord’s right to enforce the requirements of this Section 20.1 or a release of Tenant from the performance of any of its covenants and agreements under this Lease.

     20.2 Subordination. Tenant shall insert in each sublease permitted under Section 20.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder.
ARTICLE 21.
INSPECTION
     Tenant shall permit Landlord and its authorized representatives, upon prior written notice (except in the case of emergency), to inspect the Leased Premises during usual business hours subject to any security, health, safety or confidentiality requirements of Tenant, any governmental agency, any Insurance Requirements relating to the Leased Premises, or imposed by law or applicable regulations.
ARTICLE 22.
QUIET ENJOYMENT
     Landlord covenants and agrees that, so long as no Event of Default has occurred and is continuing, Tenant shall peaceably and quietly have, hold, possess and enjoy the Leased Premises for the Term hereof, free of any hindrance, claim, disturbance or other action by Landlord or any other person or entity, subject to the tenant leases and except for any Taking of the Leased Premises by Condemnation, and that Landlord will, at the request of Tenant, defend the Tenant’s enjoyment and possession of the Leased Premises against all parties or permit the Tenant, in its own name and at its own expense, or to the extent lawful, in the Landlord’s name, to defend such enjoyment and possession.
ARTICLE 23.
NOTICES
     All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered by (i) by certified U.S. Mail, return receipt requested, postage prepaid, return receipt requested as follows:

(a)	If to Tenant:	(b)	If to Landlord:
	BioMimetic Therapeutics, INC.		Noblegene Development, LLC
	389-A Nichol Mill Lane		389-A Nichol Mill Lane
	Franklin TN 37067		Franklin, TN 37067
	Attn: Jim Monsor		Attn: John N. Weckesser

	With a copy to:		With a copy to:
	389-A Nichol Mill Lane		Charles K. Wray
	Franklin, TN 37067		Bass, Berry & Sims PLC
	Attn.: General Counsel		315 Deaderick Street, Suite 2700
Nashville, TN 37238

or to such other address as either party may hereafter designate in writing via certified U.S. mail, return receipt requested, and shall be effective upon receipt.
ARTICLE 24.
TENANT’S RIGHT OF FIRST OFFER
     24.1 Right of First Offer. Provided that an Event of Default has not occurred and continuing, if during the term of this Lease and any extensions thereof Landlord desires to sell all or any part of the Building or any interest therein (“Offered Property”), Landlord shall give a notice (the “First Offer Notice”) to Tenant. The First Offer Notice shall specify the price and terms of sale or transfer of interest including, without limitation, the description of the Offered Property, the type of deed or interest to be delivered, the exceptions to which the Offered Property will be subject, whether or not title insurance will be provided, and the allocation of responsibility for sales and documentary taxes and other closing costs. The First Offer Notice shall constitute an offer by Landlord to sell or transfer its interest in the Offered Property to Tenant on the price and terms and conditions set forth in such notice.
     24.2 Tenant Acceptance/Rejection. Tenant shall, within fifteen (15) days after the giving of the First Offer Notice (“Offer Period”), give Landlord written notice of either: (1) Tenant’s desire to accept such offer (the “Acceptance Notice”), or (2) a counter offer setting forth the price and terms of sale or transfer that would be acceptable to Tenant (“Counter Offer”). In the event that Tenant shall not give Landlord the Acceptance Notice or Counter Offer within the Offer Period, and subject to Tenant’s right to tender a Firm Offer in accordance with Section 24.3, for a period of Twelve (12) months following the Offer Period (“12-Month Sale Period”) Landlord may sell the Offered Property to any party at any price that Landlord deems appropriate, and nothing herein shall require Landlord to sell the Offered Property at the price included in the First Offer Notice. In the event that Tenant gives Landlord one or more Counter Offers within the Offer Period that are rejected by Landlord, for a period of six (6) months following the Offer Period (“6-Month Sale Period”), if Landlord elects to sell or transfer the Offered Property at a price that is less than Tenant’s highest Counter Offer price or on terms more favorable to the acquirer than the terms included in Tenant’s highest Counter Offer, Landlord shall provide Tenant with written notice of its intent to do so (“Revised Offer Notice”), and Tenant may elect to acquire the Offered Property on the proposed new terms in the Revised Offer Notice by providing Landlord with a written Acceptance Notice within five (5) business days of Tenant’s receipt of the Revised Offer Notice. Notwithstanding the foregoing provisions, if prior to the expiration of the applicable 6-Month Sale Period or 12-Month Sale Period Landlord has not entered into a definitive agreement for the sale or transfer of the Offered Property, any subsequent transaction shall be subject to Tenant’s Right of First Offer set for the Section 24.1.
     24.3 During any pending 12-Month Sale Period Tenant may tender a firm offer to purchase the previously Offered Property (“Firm Offer”). If Landlord rejects Tenant’s Firm Offer, Landlord must provide Tenant written notice of its rejection thereof within five (5) business days of Landlord’s receipt of the Firm Offer. Upon the date of such written notice of rejection the then pending 12-Month Sale Period shall terminate and a new 6-Month Sale Period shall begin. If Landlord subsequently elects during the new 6-Month Sale Period to sell or transfer the Offered Property at a price that is less than Tenant’s Firm Offer price or on terms more favorable to the acquirer than the terms included in Tenant’s Firm Offer, Landlord shall provide Tenant with a written Revised Offer Notice, and Tenant may elect to acquire the Offered Property on the proposed new terms in the Revised Offer Notice by providing Landlord with a written Acceptance Notice within five (5) business days of Tenant’s receipt of the Revised Offer Notice.
     24.4 Purchase Agreement. In the event that Tenant gives Landlord an Acceptance Notice or Landlord accepts a Counter Offer or Firm Offer, then within thirty (30) days thereof, the parties shall enter into binding letter of intent regarding the transfer of the Offered Property on the terms stated in the First Offer Notice, Revised Offer Notice, Counter Offer, or Firm Offer and subject to standard contingencies such as financing and an inspection as may be required. Within ninety (90) days of the Acceptance Notice the Landlord and Tenant shall enter into a definitive agreement for the transfer of the Offered Property on the terms stated in the First Offer Notice, Revised Offer Notice, Counter Offer or Firm Offer, and upon such other terms and conditions to which the parties agree.
     24.5 Recordation of Right. Tenant shall have the right to record a Memorandum of Tenant’s Right of First Offer in the official records of Williamson County, Franklin, TN provided that Landlord reviews and approves the Memorandum of Tenant’s Right of First Offer prior to recordation.
ARTICLE 25.
MOST FAVORED NATIONS CLAUSE
     Landlord acknowledges that Tenant is a critical tenant of Building C of the CSLSC. Accordingly, Landlord covenants to Tenant that Tenant is receiving, and will for the period of the Tenant’s Initial Term of this Lease receive, subject to the provisions hereof, the most favorable monetary lease terms of any Large Tenant in Building C. A “Large Tenant” shall include any tenant that leases at least five thousand (5,000) square feet within building C. Landlord therefore agrees that if Landlord leases any other space in Building C on monetary terms more favorable to such Large Tenant than the terms of this Lease are to Tenant, based upon the lease rate (including rent reductions contained in Section 3.2 herein if they have already occured) and other financial incentives, then Tenant shall be entitled to enter into a written modification of this Lease with Landlord in order to modify Tenant’s Lease to make it comparable to that of the Large Tenant with the more favorable monetary lease provisions. The building and/or asset manager for Building C shall determine whether a Large Tenant’s lease is more favorable monetarily than this Lease. If parties fail to agree on building managers/asset manger’s determination, an independent mutually agreed upon accounting firm will be used to make the final assessment. Any modification to the lease rate hereunder pursuant to this provision shall be limited to the amount of square footage included in the Large Tenant’s more favorable lease. To determine a lease having a variable lease rate over its term is more favorable than Tenant’s lease rate, the parties shall compare the average lease rate over the term of such lease to the Base Rent set forth in section 3.1 and as adjusted in section 3.2. This provision applies only as long as BMTI leases more rentable square feet within Building C than any other tenant.

ARTICLE 26.
MISCELLANEOUS
     26.1 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon an Event of Default, and no acceptance of full or partial payment of Rent during the continuance of any such Event of Default, shall constitute a waiver of any such Event of Default or any such term. To the extent permitted by law, no waiver of any Event of Default shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
     26.2 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided, either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.
     26.3 Surrender. No surrender to Landlord of this Lease or of the Leased Premises or any part thereof or of any interest therein, shall be valid or effective, unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
     26.4 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and the fee estate in the Leased Premises.
     26.5 Transfers by Landlord. If Landlord shall convey the Leased Premises in accordance with the terms hereof other than as security for a debt, the grantee or transferee of the Leased Premises shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, and Landlord shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
     26.6 General. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant and Landlord against the other arising out of or relating to this Lease and arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by Landlord and Tenant. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease may be executed in one or more counterparts, each of which shall be an original but, when taken together, shall constitute but one document.
     26.7 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease in form suitable for recording under the laws of the state in which the Leased Premises is located in which reference to this Lease shall be made.
     26.8 Choice of Law and Venue. This Lease shall be governed by and constructed in accordance with the laws of the State of Tennessee. Venue shall be in Williamson County, Tennessee.
     26.9 Successors. The term “Landlord” shall mean only the owner or owners at the time in question of fee title in the Leased Premises. All rights and obligations of Landlord and Tenant under this Lease shall extend to and bind the respective heirs, executors, administrators and the permitted successors, subtenants and assignees of the parties.
     26.10 Saturdays, Sundays and Holidays. If the date on which any payment or performance to be made, observed or performed under this Lease falls on a Saturday, Sunday or national bank holiday or bank holiday under the laws of the State of Tennessee, the date when such payment or performance is due shall be automatically extended to the next succeeding Business Day.
     26.11 No Partnership. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal or agent, a partnership or joint venture between Landlord and Tenant or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Landlord and Tenant.
     26.12 No Third Parties. This Lease is solely for the benefit of the Landlord and the Tenant and their respective successors and permitted assigns. Nothing contained in this Lease, express or implied, is intended to or shall confer upon or create in any person or entity, other than the Landlord and the Tenant, their respective successors and permitted assigns, any rights or remedies under or by reason of this Lease, and no other person or entity shall be deemed to be a beneficiary of the terms, conditions, covenants and agreements contained and set forth in this Lease.
     26.13 Real Estate Fees. Each party hereby represents and warrants to the other that they have incurred no claims for brokerage commissions, finder’s fees or any other real estate fees in connection with this Lease, and each party agrees to indemnify and hold the other party harmless from all liabilities arising from any such claims, including, but not limited to, attorney’s fees, for any claims for real estate fees on the initial or any extended term of this Lease or for any other of Tenant’s leases in the CSLSC. Landlord hereby discloses to Tenant that The Stanton Group, Inc., may receive compensation associated with the brokerage of this Lease, but said compensation, if any shall be under separate agreement with and at Landlord’s sole cost and expense. Any real estate representation on behalf of Tenant shall be at Tenant’s sole cost and expense for this Lease, any extensions thereof or any other of Tenant’s leases in the CSLCS or other property owned by Landlord.
     26.14 Arm’s Length Transaction. The Parties hereby assert and agree that this Lease is an Arm’s Length transaction. Both parties have been advised to and have sought legal representation in this matter.
     IN WITNESS WHEREOF, the parties have caused this Lease to be executed by their respective officers thereunto duly authorized as of the date last executed below.

LANDLORD		TENANT

NOBLEGENE		BIOMIMETIC
DEVELOPMENT, LLC		THERAPEUTICS, INC.

By:	/s/ John N. Weckesser	By:	/s/ Larry Bullock

	John N Weckesser		Larry Bullock
	Principal		Chief Financial Officer

Date:	August 17, 2007	Date:	August 17, 2007